Exhibit 99.3
2 Bethesda Metro Center, Suite 1530, Bethesda, MD 20814
T: (240) 507-1300, F: (240) 396-5626

News Release

Pebblebrook Hotel Trust Announces Exercise of Underwriter’s Option to Purchase Additional Shares and Subsequent Closing of Public Offering of Common Shares

Bethesda, MD, September 9, 2014 - Pebblebrook Hotel Trust (NYSE: PEB) (the “Company”) today announced that it has closed its previously announced public follow-on offering of 3,450,000 of its common shares, including 450,000 common shares issued pursuant to the full exercise of the underwriter’s option to purchase additional common shares, for net proceeds of approximately $131.4 million, after deducting estimated offering-related expenses.

The Company contributed the net proceeds from the offering to Pebblebrook Hotel, L.P., its operating partnership, which will use the net proceeds (after expenses) to repay the approximately $91.0 million outstanding on the Company’s senior unsecured revolving credit facility and the balance for general corporate purposes, which may include acquiring and investing in hotel properties in accordance with the Company’s investment strategy and reducing the Company’s debt.

Raymond James was the sole book-running manager for the offering.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities, in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Pebblebrook Hotel Trust

Pebblebrook Hotel Trust is a publicly traded real estate investment trust (“REIT”) organized to opportunistically acquire and invest primarily in upper upscale, full-service hotels located in urban markets in major gateway cities. The Company owns interests in 31 hotels, including 25 wholly owned hotels, with a total of 6,046 guest rooms, and a 49% joint venture interest in six hotels, with a total of 1,775 guest rooms. The Company owns, or has an ownership interest in, hotels located in ten states and the District of Columbia, including: Los Angeles, California (Hollywood, Santa Monica, West Hollywood and Westwood); San Diego, California; San Francisco, California; Miami, Florida; Buckhead, Georgia; Bethesda, Maryland; Boston, Massachusetts; Minneapolis, Minnesota; New York, New York; Portland, Oregon; Philadelphia, Pennsylvania; Columbia River Gorge, Washington; Seattle, Washington; and Washington, DC.

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements, including estimates of total offering-related expenses, are based upon the Company’s expectations, but these statements are not guaranteed to occur.

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Contacts:

Raymond D. Martz, Chief Financial Officer, Pebblebrook Hotel Trust - (240) 507-1300